Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-261205, and Form S-3 No. 333-258712, 333-264129, 333-261318, 333-267315, and 333-267743) of Ginkgo Bioworks Holdings, Inc. of our report dated March 29, 2022, relating to the consolidated financial statements of Zymergen Inc. as of and for the years ended December 31, 2021 and 2020 incorporated by reference in this Current Report on Form 8-K of Ginkgo Bioworks Holdings, Inc.

/S/ Ernst & Young LLP

San Mateo, California

October 19, 2022